ENDORSEMENT TO THE FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY
WHEN THE OWNER IS A
NET INCOME MAKEUP CHARITABLE REMAINDER UNITRUST (NIMCRUT)

This Endorsement alters a provision of the Flexible Premium Variable Deferred Annuity contract for suitability to the NIMCRUT market. The contract is amended and modified as set forth below.

The Waiver of Contingent Deferred Sales Charges on 15% of Contract Value provision of this contract, the text of which follows, is deleted in its entirety from this contract:

"Waiver of Contingent Deferred Sales Charges on 15% of Contract Value. There shall be no Contingent Deferred Sales Charge on total Contract Value withdrawn during any Contract Year in an amount equal to up to 15% of the Contract Value at the start of the Contract Year."

"This Waiver of Contingent Deferred Sales Charges does not apply upon Cash Surrender. Any Contingent Deferred Sales Charges waived through operation of this provision during the 12 months immediately preceding Cash Surrender of this contract will be assessed against the Cash Surrender Value."

In its place, the following provision is added to this contract:

"Waiver of Contingent Deferred Sales Charges in NIMCRUT's. There shall be no Contingent Deferred Sales Charge on total Contract Value withdrawn during any Contract Year in an amount equal to the greater of:

a.	15% of the Contract Value at the start of the Contract Year; and

b.	the excess of the Contract Value over cumulative Net Premiums paid into this contract less cumulative withdrawals as of the start of the Contract Year."

"This Waiver of Contingent Deferred Sales Charges does not apply upon Cash Surrender. Any Contingent Deferred Sales Charges waived through operation of this provision during the 12 months immediately preceding Cash Surrender of this contract will be assessed against the Cash Surrender Value."

The effective date of this Endorsement is the Date of Issue of the contract unless a later date is shown below.

Signed for National Life Insurance Company at Montpelier, Vermont, as of its effective date, by

Secretary

1

National Life Insurance Company
One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333
7418(0397)